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Exhibit 10.3

FORM OF COVENANT NOT TO COMPETE AND CONFIDENTIALITY AGREEMENT

        THIS AGREEMENT (this "Agreement") is entered into as of August    , 2005 by and among ValueClick, Inc., a Delaware corporation ("Parent"), FastClick, Inc., a Delaware corporation (the "Company"), FC Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the undersigned employee of the Company ("Employee"). The Effective Time, as defined in the Merger Agreement, shall be the "Effective Date" of this Agreement.

RECITALS

        A.    Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of August 10, 2005 (the "Merger Agreement").

        B.    The Merger Agreement provides for the merger of Merger Sub with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the "Merger").

        C.    The Company is engaged in the business of performance-based online marketing as such business is being conducted and will be conducted in the future (the "Business") including, without limitation, the businesses of search optimization, contextual media products, affiliate marketing, proprietary websites, search optimization, contextual media products, affiliate marketing, lead generation, desktop applications, optimization, ad serving technology, and ROI tracking (the "Products") in the United States (the "Market Area"). Parent is also engaged in the Business in the Market Area.

        D.    In order to protect the goodwill, trade secrets, and other confidential and proprietary information related to the Business, Parent and the Company have agreed that Parent's obligation to consummate the Merger and the other transactions contemplated by the Merger Agreement is subject to the condition, among others, that Employee execute and deliver this Agreement.

        E.    Parent and the Company desire to enter into this Agreement to prohibit Employee from, among other things, competing against the Company or Parent by engaging in the Business during the term of this Agreement.

        F.     As a condition to Parent's willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, Employee has agreed to enter into this Agreement and thereby be bound by the covenants not to compete and the confidentiality agreements provided in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and to induce Parent and the Company to consummate the transactions contemplated by the Merger Agreement, and in connection with the receipt of the consideration to which Employee is entitled pursuant to the Merger, Employee hereby covenants and agrees as follows:

        1.    Consideration.    Employee hereby acknowledges and agrees that Parent's willingness to enter into the Merger Agreement pursuant to which Parent is acquiring outstanding shares of stock of the Company and the goodwill inherent in such shares and in the Company, and the execution and delivery by Parent and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, constitute good and sufficient consideration for the covenants and agreements of Employee contained herein and is necessary for the protection of the goodwill of Company.

        2.    Noncompetition.    During the period commencing on the Effective Date and ending on the expiration of [    ] months following the date on which Employee's employment with Parent or any of its affiliates is terminated (such period, the "Covenant Period"), Employee shall not, directly or indirectly, own, manage, operate, join, advise, control, finance or otherwise engage or participate in or be connected as an officer, director, employee, partner, principal, member, shareholder, creditor, guarantor, advisor, agent, representative or consultant of or in any business which competes against the Business within the Market Area (a "Competing Business"). Notwithstanding the foregoing, Employee may own securities in any publicly held corporation (i.e. a corporation whose shares are listed, quoted or traded on any national securities exchange or automated quotation system), but only to the extent Employee does not own of record or beneficially more than 1% of the outstanding beneficial ownership of such corporation.

        3.    Nonsolicitation of Employees.    During the Covenant Period, Employee shall not, directly or indirectly either on Employee's own account or for any person, firm or company (other than on behalf and at the direction of Parent or its successors), interfere with the Business within the Market Area, or solicit, induce or endeavor to cause any employee, consultant or independent contractor of the Company or its successors to alter in any way, terminate or breach his, her or its relationship or agreement with Parent, the Company or their respective successors.

        4.    Nonsolicitation of Customers and Suppliers.    During the Covenant Period, Employee shall not, directly or indirectly either on Employee's own account or for any person, firm or company (other than on behalf and at the direction of Parent or its successors) solicit, induce or attempt to induce any past, present, prospective or future customer, contractor, vendor or supplier of the Business in the Market Area, the Company or its successors to cease doing business in whole or in part or alter in any way, terminate or breach his, her or its relationship or agreement with Parent, the Company or their respective successors.

        5.    Confidentiality.    Employee shall keep confidential, and shall not divulge to any other party, any Confidential Information without the prior written consent of the Company. For purposes hereof, "Confidential Information" means all information that Parent or the Company protects or historically has protected from unrestricted disclosure to another party, including, without limitation, trade secrets or private or confidential data, information or knowledge of the Business or of Parent or the Company including, but not limited to, data, information or knowledge relating to such matters as the finances, methods of operation and competition, marketing plans and strategies, equipment and operational requirements and information concerning personnel, customers, contractors, vendors and suppliers of Parent or the Company generally, manufacturing processes, know-how, show-how, designs, formulas, developmental or experimental work, computer software and programs (whether in object or source code), data bases, other original works of authorship, and other non-public information regarding Parent or the Company the disclosure of which could result in competitive disadvantage to Parent or the Company or could provide a competitive advantage to other parties. Confidential Information does not include data, information or knowledge that (a) is or becomes generally available to the public other than as a result of a disclosure by Employee, (b) is independently developed without access to any Confidential Information by a party who has no duties to Parent or the Company to keep such information confidential, or (c) Employee is legally compelled to disclose whether by law or by or to a judicial, administrative or regulatory authority; provided, however, that Employee shall provide Parent with written notice of any such legal compulsion on Employee within five (5) business days of the receipt of such compulsion by Employee, and shall cooperate with Parent in seeking a protective order or other available remedy or measures to preserve confidentiality. If a protective order or other remedy is not obtained and Employee does not obtain from Parent a waiver of compliance with this Section, Employee nevertheless may disclose only such information, as knowledgeable counsel advises Employee in writing, that otherwise would be considered Confidential Information which must be disclosed lest Employee stand liable for contempt or other censure or penalty. In such event, Employee will use Employee's best efforts to obtain reliable assurance that information so disclosed will be treated confidentially, and shall cooperate with Parent or the Company to provide them an opportunity to appear at and object to disclosure if such action is permitted under applicable law. Employee shall return or destroy all documents or things in Employee's possession or control that contain or embody

any Confidential Information within [    ] business days upon written request from Parent or the Company.

        6.    Employee Representations and Warranties.    Employee represents and warrants that Employee has the full right, power and authority to enter into and observe and perform Employee's obligations under this Agreement, and this Agreement is a legal, valid and binding obligation of Employee, enforceable against Employee in accordance with its terms to the fullest extent permissible under applicable law. Employee further represents and warrants that (a) Employee has carefully read this Agreement, (b) Employee is entering into this Agreement with full knowledge of its contents and the legal consequence and significance of its provisions, (c) Employee has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and the effects and significance of entering into the same and thereby agreeing to be bound by its covenants, (d) Employee is entering into this Agreement of his own free will and not in reliance on any representation or warranty or inducement other than as set forth herein. Employee acknowledges that the covenants contained in Sections 2, 3, 4 and 5 hereof are reasonable in relation to the Business, Employee's knowledge of the Business, the position that Employee has held with the Company, [the position Employee will hold with Parent,]and the material adverse effect upon the value of the goodwill of the Company if Employee engaged in competition during the period of time that the covenants remain in effect.

        7.    Injunctive Relief; Specific Performance.    The parties acknowledge and agree that any remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Employee of any provision of this Agreement, Parent, the Company and their respective successors and controlled affiliates would suffer substantial and irreparable damage for which the recovery of damages, even if available, will not provide an adequate remedy. Therefore Parent and the Company, without proving actual damages, shall be entitled (in addition to any other rights and remedies available at law or in equity) to seek specific performance and injunctive and other equitable relief to prevent or restrain Employee from (a) breaching or violating Section 2, 3, 4 or 5 of this Agreement or (b) otherwise breaching or violating the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting Parent, the Company or their respective successors or controlled affiliates from pursuing any other remedies available to it or them at law or in equity for such breach or threatened breach, including without limitation the recovery of damages from Employee.

        8.    Assignment.    This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, including any person or entity that acquires all or a substantial portion of the business, stock or assets of any of the parties, whether by merger, purchase of assets or stock or otherwise. Parent and the Company shall have the right to assign their rights hereunder to any entity which at any time may be a direct or indirect subsidiary of (a) Parent, (b) the Company or (c) any successor-in-interest of any of them, whether by merger, consolidation, purchase of assets or otherwise, or any other person or entity which controls, is controlled by or is under common control with Parent, the Company or any of their respective subsidiaries or successors. This Agreement is personal to Employee and may not be assigned by Employee under any circumstances, and any such attempted assignment shall be deemed a breach hereof and shall be null and void ab initio.

        9.    Separate Covenants.    This Agreement shall be deemed to consist of a series of separate covenants of Employee, one for each line of business carried on by the Business and each separate region and jurisdiction included within the Market Area. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure Parent and the Company of the intended benefit of this Agreement to the maximum extent permitted by applicable laws. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together they are more extensive than necessary to assure Parent and the Company of the intended benefit of this Agreement, it is expressly understood and agreed between the parties hereto that those of such covenants (or portions thereof) which, if eliminated, would permit the remaining separate covenants (or portions thereof) to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

        10.    Severability.    Without limiting the applicability of the preceding Section 9 to the several covenants of Employee hereunder, if any of the provisions of this Agreement (or portions thereof) shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions (or portions thereof) contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

        11.    Amendments and Waivers.    This Agreement may be modified only by a written instrument duly executed by each party hereto. No interlineations to this Agreement shall be binding. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

        12.    Attorneys' Fees.    Should any litigation or other action be commenced between the parties concerning this Agreement, or the rights and duties of the parties in relation to this Agreement, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable attorneys' fees and expenses of preparation and investigation in connection with such litigation and in seeking enforcement of any resulting judgment or award.

        13.    Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

        14    Counterparts; Facsimile.    This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

        15    Section Headings.    The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

        16.    Remedies; Exercise of Rights.    Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

        17.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its conflicts or choice of law principles.

        18.    Notices.    All notices and other communications hereunder shall be in writing and deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address as a party from time to time may specify by like notice):

  (a)
  if to Parent, Merger Sub or the Company, to:

    ValueClick, Inc.
    30699 Russell Ranch Road, Suite 250
    Westlake Village, California 91361
    Attention: Samuel J. Paisley
    Facsimile No.: (818) 575-4508

  with a copy (which shall not constitute notice) to Parent's counsel:

    Gibson Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, California 90071-3197
    Attention: Bradford P. Weirick, Esq.
    Facsimile No.: (213) 229-6765

  (c)
  if to Employee, to:

    [    ]

        19.    Jurisdiction and Venue.    Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal or state courts located in the state of California sitting in Los Angeles County and each party hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in this Section 19 shall be deemed effective service of process on such party.

        20.    Stay of Time.    In the event a court of competent jurisdiction or other person mutually selected by the parties to resolve any dispute has determined that Employee has violated any provision of this Agreement, the running of the time period of such provision so violated shall be automatically suspended as of the date of such violation and shall be instead for the period of time from the date such violation commences through the date that such court or person determines that such violation has permanently ceased.

        21.    Limitations of Agreement.    This Agreement does not constitute a contract of employment for a definite period of time. Either party may terminate Employee's employment relationship with or without cause at any time for any lawful reason. The provisions of this Agreement shall survive the termination of any employment relationship between Parent and its affiliates (including the Company) and Employee.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE
Employee
VALUECLICK, INC.
By:
Name:
Title:
FASTCLICK, INC.
By:
Name:
Title:
FC ACQUISITION SUB, INC.
By:
Name:
Title:

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  Exhibit 10.3